Exhibit 10.1

EXECUTION VERSION

AMENDMENT, RESIGNATION, WAIVER, CONSENT AND APPOINTMENT AGREEMENT

This Amendment, Resignation, Waiver, Consent and Appointment Agreement (this “Agreement”) is entered into as of March 31, 2010, by and among Lehman Commercial Paper Inc. (“Lehman”), a debtor and debtor in possession under chapter 11 of the Bankruptcy Code (defined below) acting alone or through one or more of its branches, as the Administrative Agent and Swing Line Lender, (in such capacities, the “Existing Agent”) and as a Revolving Credit Lender under that certain Credit Agreement (as defined below), the Required Lenders party hereto, Successor Agent (as defined below), each Loan Party, and National Cinemedia, LLC, (the “Borrower”). Defined terms in the Credit Agreement have the same meanings where used herein, unless otherwise defined.

RECITALS

WHEREAS, the Borrower, the Lenders, the Existing Agent, and the other agents and arrangers party thereto have entered into the Credit Agreement dated as of February 13, 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, On October 5, 2008, Lehman commenced a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, the Existing Agent desires to resign as Administrative Agent and Swing Line Lender under the Credit Agreement and the other Loan Documents;

WHEREAS, the Required Lenders desire to appoint Barclays Bank PLC (“Barclays”) as successor Administrative Agent and Swing Line Lender (in such capacities, the “Successor Agent”) under the Credit Agreement and the other Loan Documents, the Borrower desires to ratify such appointment, and the Successor Agent wishes to accept such appointment; and

WHEREAS, the Required Lenders and each of the Revolving Credit Lenders wish to amend the provisions of the Credit Agreement relating to the Revolving Credit Loans, as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Agency Resignation, Waiver, Consent and Appointment.

(a) As of the Effective Date (as defined below), (i) the Existing Agent hereby resigns as the Administrative Agent and Swing Line Lender as provided under Section 9.9 (Successor Administrative Agent) of the Credit Agreement and shall have no further obligations under the Loan Documents in such capacities; (ii) the Required Lenders hereby appoint Barclays as successor Administrative Agent and Swing Line Lender under the Credit Agreement and the other Loan Documents; (iii) the Borrower and Required Lenders hereby waive any notice requirement provided for under Section 9.9 (Successor Administrative Agent) of the Credit Agreement in respect of such resignation or appointment and the requirement in Section 9.9 (Successor Administrative Agent) that the successor agent must be selected from among the Lenders; (iv) the Borrower and Required Lenders hereby consent to the appointment of the Successor Agent; (v) Barclays hereby accepts its appointment as Successor Agent; (vi) the Successor Agent shall bear no responsibility for any actions taken or omitted to be taken by the Existing Agent while the Existing Agent served as Administrative Agent and Swing Line Lender under the Credit Agreement and the other Loan Documents; and (vii) each of the Existing Agent and Borrower authorizes the Successor Agent to file any Uniform Commercial Code assignments or amendments with respect to the Uniform Commercial Code Financing Statements, mortgages, and other filings in respect of the Collateral as the Successor Agent deems necessary or desirable and each party hereto agrees to execute any documentation and to take such other actions as may reasonably be necessary to evidence the resignation and appointment described herein; provided that the Existing Agent shall bear no responsibility for any actions taken or omitted to be taken by the Successor Agent under this clause (vii).

(b) The parties hereto hereby confirm that the Successor Agent succeeds to the rights and obligations of the Administrative Agent and Swing Line Lender under the Credit Agreement and becomes vested with all of the rights, powers, privileges and duties of the Administrative Agent and Swing Line Lender under each of the Loan Documents, and the Existing Agent is discharged from all of its duties and obligations as the Administrative Agent and Swing Line Lender under the Credit Agreement and the other Loan Documents (other than those under Section 10.14 (Confidentiality)), in each case, as of the Effective Date.

(c) The parties hereto hereby confirm that, as of the Effective Date, all of the provisions of the Credit Agreement, including, without limitation, Section 9 (The Agent) and Section 10.5 (Payment of Expenses) to the extent they pertain to the Existing Agent, continue in effect for the benefit of the Existing Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the Existing Agent was acting as Administrative Agent and Swing Line Lender and inure to the benefit of the Existing Agent.

(d) The Existing Agent hereby assigns to the Successor Agent each of the Liens and security interests granted to the Existing Agent under the Loan Documents and the Successor Agent hereby assumes all such Liens, for its benefit and for the benefit of the Secured Parties.

(e) Existing Agent hereby agrees to deliver all collateral described on Schedule 2 to the Successor Agent and to perform all actions described on Schedule 4. On and after the Effective Date, all possessory collateral, if any, held by the Existing Agent for the benefit of the Lenders shall be deemed to be held by the Existing Agent as agent and bailee for the Successor Agent for the benefit of the Lenders until such time as such possessory collateral has been delivered to the Successor Agent. Notwithstanding anything herein to the contrary or the effectiveness of the terms hereof, each Loan Party agrees that all of such Liens granted by any Loan Party, shall in all respects be continuing and in effect and are hereby ratified and reaffirmed by each Loan Party. Without limiting the generality of the foregoing, any reference to the Existing Agent on any publicly filed document, to the extent such filing relates to the liens and security interests in the Collateral assigned hereby and until such filing is modified to reflect the interests of the Successor Agent, shall, with respect to such liens and security interests, constitute a reference to the Existing Agent as collateral representative of the Successor Agent (provided, that the parties hereto agree that the Existing Agent’s role as such collateral representative shall impose no duties, obligations, or liabilities on the Existing Agent, including, without limitation, any duty to take any type of direction regarding any action to be taken against such Collateral, whether such direction comes from the Successor Agent, the Required Lenders, or otherwise and the Existing Agent shall have the full benefit of the protective provisions of Section 9 (The Agent) including, without limitation, Section 9.7 (Indemnification), while serving in such capacity). The Successor Agent agrees to take possession of any possessory collateral delivered to the Successor Agent following the Effective Date upon tender thereof by the Existing Agent.

2. Revolving Credit Commitment Reduction. The Borrower and each of the Revolving Credit Lenders hereby agrees that, on the Effective Date, the Revolving Credit Commitments of Lehman (which, immediately prior to the Effective Date, are in the aggregate principal amount of $14,000,000) shall be reduced to zero ($0.00) and the aggregate Revolving Credit Commitments shall correspondingly be reduced to $66,000,000 (the “Revolving Credit Commitment Reduction”); provided that solely for the purposes of calculating the “Total Revolving Credit Commitments” at any time of determination (other than as such term is used in the definition of Revolving Credit Percentage), Lehman’s Revolving Credit Commitment shall be deemed to be equal to its Revolving Extensions of Credit at such time. Each of the Revolving Credit Lenders (other than Lehman) hereby agrees that, notwithstanding anything in Section 2.18 (Pro Rata Treatment and Payments) of the Credit Agreement to the contrary, (x) the Revolving Credit Commitment Reduction shall not affect its Revolving Credit Commitment and (y) its Revolving Credit Commitment shall remain the same as its Revolving Credit Commitment immediately prior to the Revolving Credit Commitment Reduction. It is understood and agreed that prior to the earlier (such date, the “Final Revolving Termination Date”) of (x) the Revolving Credit Termination Date or (y) such other date as the Revolving Credit Commitments shall be terminated in full, no prepayments of Revolving Credit Loans shall be made in respect of the outstanding Revolving Credit Loans held by Lehman and that Lehman’s ratable share of any such prepayment shall be allocated to the other Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages. The outstanding principal amount of Revolving Credit Loans held by Lehman shall be paid in full, along with any accrued and unpaid fees and interest in respect thereof, on the Final Revolving Termination Date. As of the Effective Date, Lehman shall continue to be a Revolving Lender under the Credit Agreement and shall continue to hold all rights of a Lender and Secured Party thereunder for all purposes (including, without limitation, benefits of collateral security, voting rights, except for purposes of Sections 8(B)(i) and 10.1(iii) of the Credit Agreement, and rights to receive payment of interest on the dates provided in the Credit Agreement on such Revolving Loans). From and after the Effective Date, Lehman shall have no further obligation to fund any amount or extend any credit under the Loan Documents (including Revolving Loans, Refunded Swing Line Loans and any reimbursement obligations with respect to Letters of Credit).

3. Amendment. Effective as of the Effective Date, the Credit Agreement is hereby amended as follows:

(a) By adding the following new definition, to appear in proper alphabetical order:

“Barclays Entity”: any of Barclays Bank PLC or any of its Affiliates.

(b) The definition of “Lehman Entity” in Section 1.1 (Defined Terms) is hereby deleted in its entirety.

(c) Each instance of the words “Lehman Entity” is hereby replaced with “Barclays Entity”.

(d) Each instance of the words “Lehman Commercial Paper Inc.” is hereby replaced with “Barclays Bank PLC”.

4. Address for Notices.

(a) As of the Effective Date, the address of the “Administrative Agent” for the purposes of Section 10.02 (Notices) shall be as follows:

Barclays Bank PLC

Nicholas J. Guzzardo

Portfolio Administrator

Barclays Capital

70 Hudson St, FL 10th

Jersey City, NJ 07302

(P) 201-499-8095

(F) 917-522-0569

e-mail:xrausloanops5@barclayscapital.com

(b) As of the Effective Date, the Borrower hereby agrees that any payment required to be made to the Successor Agent (whether for its own account or for the account of the Lenders) under the Credit Agreement, including, without limitation, Section 2.8 Repayment of Loans; Evidence of Debt) and Section 10.5 (Payment of Expenses) shall be made to the address set forth in Section 3(a) hereof.

5. Representations and Warranties.

(a) Lehman hereby represents and warrants on and as of the date hereof and on and as of the Effective Date that (i) it is legally authorized to enter into and has duly executed and delivered this Agreement and (ii) the execution and delivery by Lehman of this Agreement and the performance of its obligations hereunder have been approved by the Order Pursuant to Sections 105(a), 363(b), and 541(d) of the Bankruptcy Code and Bankruptcy Rule 6004 Authorizing Debtor to (A) Continue to Utilize its Agency Bank Account, (B) Terminate Agency Relationships and (C) Elevate Loan Participations, dated October 6, 2008 and entered by the United States Bankruptcy Court for the Southern District of New York, as to which no stay has been ordered and which has not been reversed, modified, vacated or overturned, and that no further notice, consent or order is required.

(b) Successor Agent hereby represents and warrants on and as of the date hereof and on and as of the Effective Date that it is legally authorized to enter into and has duly executed and delivered this Agreement.

(c) The Borrower and each Loan Party hereby represents and warrants on and as of the date hereof and on and as of the Effective Date that (i) it is legally authorized to enter into and has duly executed and delivered this Agreement, (ii) no Default or Event of Default has occurred and is continuing, including, specifically, Section 6.10 (Additional Collateral, etc.), (iii) the representations and warranties set forth in Section 4 (Representations and Warranties) of the Credit Agreement and the representations and warranties in each other Loan Document, including, specifically, Section 4.19 (Security Documents) are true and correct in all material respects on and as of (a) the date of this Agreement and (b) the Effective Date with the same effect as though made on and as of the Closing Date (as defined in the Credit Agreement), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; (iv) Schedule 2 contains a complete list of all possessory Collateral and security filings related to the Collateral delivered by or on behalf of any Loan Party to the Existing Agent; (v) the actions described in Schedule 3 hereto have been performed prior to the date hereof and (vi) all Liens and security interests created under the Loan Documents for the benefit of the Secured Parties under the Loan Documents are valid and enforceable Liens on and/or security interests in the Collateral, as security for the Obligations.

6. Conditions Precedent to Effectiveness. For purposes of this Agreement, the term “Effective Date” means the first date on which all of the following conditions have been satisfied:

(a) Each of the parties hereto shall have executed and delivered this Agreement;

(b) The Existing Agent shall have received from the Borrower payment in immediately available funds of all costs, expenses, accrued and unpaid fees and other amounts payable to it as the Existing Agent and as a Lender pursuant to the Loan Documents (including fees and expenses of counsel) in each case to the extent set forth on Schedule 1 hereto, in each case to the account specified on Schedule 1 hereto;

(c) The Successor Agent and the Borrower shall have executed and delivered a fee letter in relation to the annual agency fee paid to the Administrative Agent by the Borrower;

(d) The Existing Agent shall have confirmed in writing that it has delivered the items set forth on Schedule 2 hereto to the Successor Agent and the Successor Agent shall have confirmed in writing that it has received the items set forth on Schedule 2 hereto;

(e) The Successor Agent shall have confirmed in writing that the Existing Agent has completed each of the tasks listed on Schedule 4 hereto;

(f) The Borrower shall have withdrawn the Proof of Claim (Claim Number 28642) filed by Borrower against Lehman relating to the Credit Agreement; and

(g) The Existing Agent shall have received in immediately available funds payment of the portion of the annual administrative agency fee for the period beginning February 13, 2010 and accruing through the Effective Date.

7. Further Assurances.

(a) Without limiting their obligations in any way under any of the Loan Documents, the Borrower and each Loan Party reaffirms and acknowledges its obligations to the Successor Agent with respect to the Credit Agreement and the other Loan Documents and that the delivery of any agreements, instruments or any other document and any other actions taken or to be taken shall be to the satisfaction of Successor Agent, in each case as in accordance with the Loan Documents, notwithstanding whether any of the foregoing was or were previously satisfactory to the Existing Agent.

(b) Each of the Borrower, each Loan Party and the Existing Agent agrees that, following the Effective Date, it shall furnish, at the Borrower’s expense, additional releases, amendment or termination statements and such other documents, instruments and agreements as are customary and may be reasonably requested by the Successor Agent from time to time in order to effect the matters covered hereby.

(c) The Borrower shall reimburse the Existing Agent for all reasonable out-of-pocket costs and expenses incurred by the Existing Agent in connection with any actions taken pursuant to this Agreement.

8. Release. As of the Effective Date, each of the Borrower and the Loan Parties hereby unconditionally and irrevocably waives all claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have against Lehman (whether in its capacity as an agent, lender, hedging counterparty or otherwise) or its agents, employees, officers, affiliates, directors, representatives, attorneys, successors or assigns (collectively, the “Released Parties”) to the extent arising out of or in connection with the Loan Documents, including, without limitation, any prior failure by Lehman to fund any amounts required to be funded by it under the Credit Agreement (collectively, the “Claims”). As of the Effective Date, each of the Borrower and the Loan Parties further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Released Parties with respect to any and all of the foregoing described, waived, released, acquitted and discharged Claims or from exercising any right or recoupment of setoff that it may have under a master netting agreement or otherwise against any Released Party with respect to Obligations under the Loan Documents. Each of the Released Parties shall be a third party beneficiary of this Agreement.

9. Effect of Agreement. The parties hereto acknowledge that from and after the Effective Date Lehman shall have no obligation to provide any further financial accommodations to or for the benefit of the Borrower or its Affiliates pursuant to the Loan Documents.

10. Return of Payments.

(a) In the event that, after the Effective Date, the Existing Agent receives any principal, interest or other amount owing to any Lender or the Successor Agent under the Credit Agreement or any other Loan Document, the Existing Agent agrees that such payment shall be held in trust for the Successor Agent, and the Existing Agent shall return such payment to the Successor Agent for payment to the Person entitled thereto.

(b) In the event that, after the Effective Date, the Successor Agent receives any principal, interest or other amount owing to Existing Agent under the Credit Agreement or any other Loan Document, the Successor Agent agrees that such payment shall be held in trust for the Existing Agent, and the Successor Agent shall return such payment to the Existing Agent.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. Without limiting the foregoing, any assignee of any of Lehman’s Revolving Credit Loans or any of Lehman’s rights or obligations in respect thereof shall be assigned any such Loans, rights and obligations subject to Section 2 hereof.

12. Limitation. Each of the Borrower, each Loan Party, the Successor Agent and each Required Lender hereby agrees that this Agreement (i) does not impose on the Existing Agent affirmative obligations or indemnities to which it was not already subject, as of the date of its petition commencing its proceeding under chapter 11 of the Bankruptcy Code, and that could give rise to any administrative expense claims other than claims arising as a result of (x) the failure by Lehman to perform any of its obligations hereunder or (y) any representation or warranty of Lehman set forth herein not being true and correct on and as of the date hereof and on and as of the Effective Date and (ii) is not inconsistent with the terms of the Credit Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same instrument.

14. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

15. Interpretation. This Agreement is a Loan Document for the purposes of the Credit Agreement.

16. Confidentiality. Schedule 1 to this Agreement is exclusively for the information of the parties hereto and the information therein may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of Lehman, which consent shall not be unreasonably withheld, delayed or conditioned, except that this Agreement, including such Schedules, may be disclosed (i) to any of the directors, officers, employees, counsel, accountants and other advisors of the parties hereto, in each case who need to know such information or (ii) if required, in any legal, judicial or administrative proceeding or as otherwise required by law (including but not limited to as may be required by United States federal or state securities laws) or regulation or as requested by a governmental or regulatory authority.

17. Confirmation of Guaranties. By signing this Agreement, each Guarantor hereby confirms that (i) the obligations of the Loan Parties under the Credit Agreement as modified hereby and the other Loan Documents (x) are entitled to the benefits of the guarantees set forth in the Guaranty and (y) constitute Obligations, and (ii) notwithstanding the effectiveness of the terms hereof, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

18. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LEHMAN COMMERCIAL PAPER INC.,
as Existing Agent

By:	/s/ Francis J. Chang
Francis J. Chang
Authorized Signatory

[RESIGNATION AND ASSIGNMENT AGREEMENT]

BARCLAYS BANK PLC,
as Successor Agent

By:	/s/ Craig J. Malloy
Craig J. Malloy
Director

[RESIGNATION AND ASSIGNMENT AGREEMENT]

NATIONAL CINEMEDIA, LLC,
as Borrower

By:	National Cinemedia Inc, its Manager

By:	/s/ Gary W. Ferrera
Gary W. Ferrera
EVP & CFO

[RESIGNATION AND ASSIGNMENT AGREEMENT]

Schedule 1

Expenses

Payment in full of the following amounts (in the aggregate, the “Expenses”):

Lehman Commercial Paper Inc.	$9,657.53
Weil, Gotshal & Manges LLP	$13,896.10
Simpson Thacher & Bartlett LLP	$29,370.50

Wire Transfer Information for the Payoff Amount:

Credit Bank:

ABA#

For Credit To:

Account No.

For Further Credit To:

Account No.

Att:

Ref:

Schedule 2

Collateral

Five Hundred Twenty-Seven Thousand, Nine Hundred Ninety-Three shares of Series A Convertible Preferred Stock of IdeaCast Inc., represented by Certificate No. P-1.

Two Hundred Eleven Thousand, One Hundred Ninety-Seven shares of Series A Convertible Preferred Stock of IdeaCast Inc., represented by Certificate No. P-2.

Three Million, One Hundred Three Thousand, Nine Hundred Fifty-Six shares of Series A Convertible Preferred Stock of Danoo Inc., represented by Certificate No. PA-18.

Five Million, Two Hundred Twenty-Five Thousand, Nine Hundred Thirty-Three shares of Series B Convertible Preferred Stock of Danoo Inc., represented by Certificate No. PB-15.

Two Hundred Fifty Thousand shares of Common Stock of Danoo Inc., represented by Certificate No. CS-22.

Two Hundred Fifty Thousand shares of Series A Convertible Preferred Stock of RMG Networks, Inc., represented by Certificate No. PA-19.

Schedule 3

1. NATIONAL CINEMEDIA, LLC is party to the Guarantee and Collateral Agreement.

2. All outstanding equity interests and promissory notes (with appropriate transfer instruments) owned by or on behalf of each Loan Party have been pledged pursuant to the Guarantee and Collateral Agreement.

3. All Uniform Commercial Code financing statements and other appropriate documents and instruments required to create and/or perfect the Liens intended to be created and/or perfected under the Credit Agreement and the Guarantee Collateral Agreement and have been filed, registered, recorded or delivered.

4. All Mortgages, title insurance policies, abstracts, appraisals, legal opinions and other appropriate real estate security documents with respect to all Mortgaged Properties have been filed, registered, recorded or delivered in the manner required by the Credit Agreement and the other Loan Documents.

Schedule 4

The Existing Agent shall have delivered to the Successor Agent:

(a) copies of the Loan Documents existing as of the date hereof, together with all amendments and supplements thereto;

(b) a list of all of the Lenders and their respective commitments as of the close of business on the date of this Agreement;

(c) an executed assignment of mortgage or deed of trust (as applicable and if reasonably necessary) with regard to each of the mortgages and deeds of trust in its capacity as Administrative Agent (provided that neither the Existing Agent nor the Successor Agent shall be responsible for the form, content of any such assignments or the applicable mortgages);

(d) a description of any additional documents prepared to transfer, as of record, the security interests, financing statements and all other notices of security interests and Liens previously filed by it in its capacity as Administrative Agent (provided that neither the Existing Agent nor the Successor Agent shall be responsible for the form, content or filing of any such financing statements, instruments or notices); and

(e) (i) copies of all of the Existing Agent’s books and records concerning the Loans (including without limitation all of those books and records that evidence the amount of principal, interest and other sums due under the Loan Documents) and (ii) such other information and data as shall be reasonably necessary for the Successor Agent to establish an Intralinks website (or substantially similar electronic transmission system) for purposes of general communications with the parties to the Loan Documents.